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EXHIBIT 3.1.11

                          CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                             YLD/CLEAN FUELS, INC.


LAURA L. PARKER and DOUG PARKER, being respectively the President and Treasurer of YLD/CLEAN FUELS, INC., certify that:

     1. Laura L. Parker has been and continues to be the President of the corporation. Doug Parker has been and continues to be the Treasurer of the corporation.

     2. At a meeting of the Board of Directors of the corporation duly held at Huntington Beach, California, on May 27, 1997, the board unanimously approved and adapted the following amendment of ARTICLE ONE of the Articles of Incorporation of this corporation.

               "ARTICLE ONE: The name of this corporation shall be ADVANCED FUEL FILTRATION SYSTEMS, INC."

     3. The shareholders of all of the 167 oLrtstanding shares of common stock of the corporation, have unanimously adopted and approved the same on May 27, 1997, both by written consent and written resolution, both of which have been duly filed with the Secretary of the corporation.

     In witness whereof, the undersigned have executed this Certificate of Amendment on September 27, 1997.

     We declare under penalty of perjury under the laws of the state of California that the foregoing is true and correct.


/s/ Laura L. Parker
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LAURA L. PARKER, PRESIDENT


/s/ Doug Parker
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DOUG PARKER, TREASURER